Exhibit 99.1

PRESS RELEASE For Release: (IMMEDIATE) March 16, 2016 No. 1388

COHERENT Enters into Agreement to Acquire ROFIN-SINAR

Creates Stronger, More Diversified Business with Accelerated Innovation and Enhanced Scale

Transaction Valued at Approximately $942 Million, Expected to Be Accretive to EPS in First Full Year Following Close

Conference Call at 2:00 PM Pacific Time Today

SANTA CLARA, CA and PLYMOUTH, MI / HAMBURG, GERMANY — March 16, 2016 — Coherent, Inc. (“Coherent”) (NASDAQ:COHR), a world leader in lasers and laser-based technology for scientific, commercial and industrial customers, and ROFIN-SINAR Technologies, Inc. (“ROFIN”) (NASDAQ:RSTI), one of the world’s leading developers and manufacturers of high-performance industrial laser sources and laser-based solutions and components, today announced that their Boards of Directors have unanimously approved a definitive agreement under which Coherent will acquire ROFIN for $32.50 per share in cash, in a transaction valued at approximately $942 million.

ROFIN is a leader in the development and manufacturing of lasers for laser-based industrial material processing applications. The Company possesses a broad portfolio of innovative technologies and its product offerings include solid-state lasers, fiber lasers, diode lasers as well as an extensive range of pulsed laser products and CO2 lasers, delivering solutions to a global customer base.

“This transaction is aligned with our strategy of increasing our scale and pursuing accretive growth opportunities,” said John Ambroseo, Coherent’s President and Chief Executive Officer. “The combination of Coherent and ROFIN represents a unique opportunity to strengthen Coherent’s position in materials processing. The addition of ROFIN’s complementary portfolio will build on Coherent’s capabilities as a world leader in laser and photonics-based technology and solutions and create meaningful value for our stockholders.”

Ambroseo added, “Both Coherent’s and ROFIN’s customers participate in today’s most demanding markets and together we will be well-positioned to better meet their evolving needs. This combination will create meaningful opportunities for our customers across the globe as we advance the development of technologies while offering them access to the industry’s broadest portfolio of differentiated solutions as well as outstanding application support and customer service.”

“We are delighted to announce this combination, which will deliver significant and immediate value for ROFIN stockholders,” said Peter Wirth, Chairman of ROFIN’s Board of Directors. “It grows out of the successful technological and strategic transformation that ROFIN has been undergoing under the leadership of the Board and management team and the hard work of ROFIN’s many talented professionals to execute our strategic plan.”

Thomas Merk, ROFIN’s President and Chief Executive Officer said, “Coherent and ROFIN are highly complementary both technologically and geographically.  Together, we will significantly increase the value we can bring to our customers by creating a better-positioned, highly diversified company with a greater breadth of product offerings and innovation and a comprehensive technology portfolio. Our two companies share similar cultures and we are excited for our customers and employees to benefit from the greater resources and growth prospects that come from being part of a larger organization.”

Ambroseo concluded, “ROFIN has an outstanding employee base and we look forward to welcoming them into the Coherent family. Together, we can accelerate the growth of the ROFIN portfolio based on our proven track record of successfully investing in, integrating and working alongside the businesses we have acquired. Given our shared cultures and focus on customers and innovation, we expect a smooth transition.”

The transaction is expected to be accretive to earnings per share in the first full year following the close. Coherent expects to realize approximately $30 million in annualized run rate synergies within 18 to 24 months post-closing, achieved through increased efficiencies, leveraging the scale of the combined businesses and optimizing the combined R&D portfolio. Additional synergies are expected through accelerated growth from combining the best capabilities from both companies with a presence in over 60 global markets.

Coherent intends to finance the transaction through a combination of cash on hand and fully committed debt financing from Barclays.

The transaction is expected to close within six to nine months, subject to approval by ROFIN stockholders, regulatory approvals in the U.S. and other countries as well as other customary closing conditions.

Advisors

Barclays is acting as financial advisor to Coherent and Wilson Sonsini Goodrich & Rosati PC is acting as legal advisor. Greenhill & Co., LLC is acting as financial advisor to ROFIN, and Norton Rose Fulbright US LLP is acting as legal advisor.

Conference Call and Webcast

The Company will host a conference call today to discuss the transaction at 2:00 PM Pacific (5:00 PM Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at http://www.coherent.com/Investors/.

A supplemental presentation of information complementary to the information presented in this release and that will be discussed on the conference call will be made available in the Investor Relations section of the Company’s website.

About Coherent

Founded in 1966, Coherent is one of the world’s leading providers of lasers and laser-based technology for scientific, commercial and industrial customers. Our common stock is listed on the Nasdaq Global Select Market and is part of the Russell 2000 and Standard & Poor’s SmallCap 600 Index. For more information about Coherent, visit the Company’s website at http://www.coherent.com/ for product and financial updates.

About ROFIN

With 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The Company’s shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the “Prime Standard” segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index. Additional information is available on the Company’s home page: www.rofin.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

RSTI plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with the Merger. Additionally, RSTI will file other relevant materials with the SEC in connection with the Merger. The Proxy Statement will contain important information about the Company, Rembrandt Merger Sub Corp., RSTI, the Merger and related matters. Stockholders are urged to read the Proxy Statement carefully when it is available.

Stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company and RSTI through the web site maintained by the SEC at www.sec.gov.

In addition, stockholders will be able to obtain free copies of the Proxy Statement from RSTI by contacting their investor relations department.

The Company and RSTI, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of RSTI in respect of the transactions contemplated by the Merger Agreement. Information regarding the Company’s directors and executive officers is contained in the Company’s Form 10-K for the year ended October 3, 2015, and its proxy statement filed with the SEC on January 27, 2016. Information regarding RSTI’s directors and executive officers is contained in RSTI’s Form 10-K for the year ended September 30, 2015 and its proxy statement filed with the SEC on February 17, 2016. To the extent holdings of securities by such directors or executive officers have changed since the amounts printed in the proxy statements, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement to be filed by RSTI and other relevant materials to be filed with the SEC when they become available.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Coherent’s expectations or beliefs concerning future events.  Forward looking statements include information concerning possible or assumed future results or operations of Coherent, the expected completion and timing of the transaction, benefits of the transaction, potential synergies and cost savings, the ability of the combined company to drive growth and expand relationships, and other information related to the transaction.  Without limiting the foregoing, the words “believe,” “plan,” “expect,” “will,” “forward,” “intend,” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Factors that could cause actual results to differ materially include risks and uncertainties, including, the risk the transaction may not be completed in a timely manner or at all; the failure to satisfy the conditions to consummation of the transaction; the occurrence of any event, change or circumstance that could give rise to termination of the merger agreement; the effect of the announcement of the transaction on Coherent’s business relationships, operating result and business generally; challenges and costs of closing, integrating and achieving anticipated synergies; the risk that the proposed transaction disrupts current plans and operations and potential employee retention difficulties; risks related to diverting management’s attention from ongoing business operations; the outcome of any legal proceedings that may be instituted related to the merger agreement; and other risks identified in Coherent’s SEC filings. Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in Coherent’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by Coherent. Actual results, events and performance may differ materially from those presented herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Coherent undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACTS

Coherent

Joele Frank, Wilkinson Brimmer Katcher

Jed Repko / Kate Beers

415-869-3950

– or –

Matthew Sherman / Joe Millsap

212-355-4449

ROFIN-SINAR

Investor Contact:

ROFIN-SINAR

Katharina Manok

011-49-40-733-63-4256

– or –

734-416-0206

Media Contacts:

Abernathy MacGregor

Mike Pascale / Neil Maitland

212-371-5999

mmp@abmac.com

nam@abmac.com